Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial, Inc.
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports Results for the

4th Quarter & Year Ended March 31, 2009

May 5, 2009 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended March 31, 2009, net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps was $2,048,000 as compared to $2,055,000 for the three months ended March 31, 2008. Per share diluted net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps, was $0.20 for both the three months ended March 31, 2009 and 2008. See reconciliations of the Non-GAAP measures on page 2. Revenue increased 4% to $13,224,000 for the three months ended March 31, 2009 as compared to $12,721,000 for the three months ended March 31, 2008.

For the year ended March 31, 2009, net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps, decreased 41% to $5,673,000 as compared to $9,672,000 for the year ended March 31, 2008. Per share diluted net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps, decreased 41% to $0.55 for the year ended March 31, 2009 as compared to $0.94 for the year ended March 31, 2008. See reconciliations of the Non-GAAP measures on page 2. Revenue increased 6% to $53,102,000 for the year ended March 31, 2009 as compared to $50,083,000 for the year ended March 31, 2008.

According to Peter L. Vosotas, Chairman and CEO, “We are pleased to have increased our revenue 6% for the year and also increased our net worth 8% from $78.6 million to $85.2 million or $8.21 per share. We are currently evaluating several existing markets in which we plan to expand our market presence through additional branch locations. While we believe the current economic weakness will remain throughout 2009 we also believe there will be opportunities to grow our portfolio. In the event we see further deterioration in the economy we may elect to postpone any expansion efforts until we see stabilization in the labor markets.”

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 48 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,400,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2008. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

This press release contains disclosures of non-GAAP financial measures including: net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps and share diluted net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps. These measures utilize the GAAP terms “net income” and “diluted earnings per share” and adjust the GAAP terms to exclude the effect of mark to market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps. Management believes this presentation provides additional and meaningful measures for the assessment of the Company’s ongoing results and performance. Because the Company has historically reported mark-to-market (interest rate swaps) through other comprehensive income under hedge accounting, management believes that the inclusion of this non-GAAP measure provides consistency in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management recognizes that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

Nicholas Financial, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

The following tables include reconciliations of GAAP reported net income to the non-GAAP measure, net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps as well as GAAP reported diluted earnings per share to the non-GAAP measure, per share diluted net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps. The non-GAAP measures exclude the effect of mark-to-market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps.

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Net income, GAAP	$2,133,119	$2,055,246	$4,717,562	$9,672,176
Mark-to-market (gain) loss of interest rate swaps, net of tax expense (benefit) of $49,441 and ($574,157), respectively	(84,774)	—	955,848	—

Net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps (a)	$2,048,345	$2,055,246	$5,673,410	$9,672,176

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Diluted earnings per share, GAAP	$0.20	$0.20	$0.45	$0.94
Per diluted share mark-to-market (gain) loss of interest rate swaps	—	—	$0.10	—

Per share diluted net earnings, excluding non-cash unrealized mark-to-market (gain) loss of interest rate swaps (a)	$0.20	$0.20	$0.55	$0.94

(a)	Represents a non-GAAP financial measure. See information on non-GAAP financial measures above.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Revenue:
Interest and fee income on finance receivables	$13,202	$12,707	$53,032	$50,008
Sales	22	14	70	75

	13,224	12,721	53,102	50,083
Expenses:
Operating	5,435	5,406	22,249	20,389
Provision for credit losses	3,271	2,537	16,386	7,818
Interest expense	1,275	1,467	5,385	6,310
Unrealized mark to market (gain) loss on interest rate swaps	(134)	—	1,530	—

	9,847	9,410	45,550	34,517

Operating income before income taxes	3,377	3,311	7,552	15,566
Income tax expense	1,244	1,256	2,834	5,894

Net income	$2,133	$2,055	$4,718	$9,672

Earnings per share:
Basic	$0.21	$0.20	$0.46	$0.97

Diluted	$0.20	$0.20	$0.45	$0.94

Weighted average shares	10,304,831	10,058,833	10,248,919	10,002,505

Weighted average shares and assumed dilution	10,421,360	10,306,098	10,400,284	10,298,679

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31, 2009	March 31, 2008
Cash	$1,733	$2,298
Finance receivables, net	186,694	179,043
Other assets	9,542	8,497

Total assets	$197,969	$189,838

Line of credit	$102,030	$99,937
Other liabilities	10,781	11,325

Total liabilities	112,811	111,262

Shareholders’ equity	85,158	78,576

Total liabilities and shareholders’ equity	$197,969	$189,838

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	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Portfolio Summary
Average finance receivables, net of unearned interest (1)	$209,166,023	$195,192,013	$207,402,047	$191,012,129

Average indebtedness (2)	$101,390,054	$99,967,626	$103,126,653	$97,124,666

Finance revenue (3)	$13,201,938	$12,705,855	$53,032,438	$50,007,510
Interest expense	1,274,850	1,467,837	5,384,532	6,310,465

Net finance revenue	$11,927,088	$11,238,018	$47,647,906	$43,697,045

Weighted average contractual rate (4)	24.15%	24.50%	24.17%	24.32%

Average cost of borrowed funds (2)	5.03%	5.87%	5.22%	6.50%

Gross portfolio yield (5)	25.25%	26.04%	25.57%	26.18%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.44%	3.01%	2.60%	3.30%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	6.26%	5.20%	7.90%	4.09%

Net portfolio yield (5)	16.55%	17.83%	15.07%	18.79%

Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	10.27%	11.05%	10.57%	10.61%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	6.28%	6.78%	4.50%	8.18%

Write-off to liquidation (8)	10.91%	9.96%	12.39%	9.08%

Net charge-off percentage (9)	8.94%	8.98%	9.93%	8.24%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.

(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.

(3)	Finance revenue does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.

(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.

(5)	Gross portfolio yield represents finance revenues as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.

(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses, non-cash unrealized mark-to-market loss of interest rate swaps and operating costs associated with NDS.

(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.

(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.

(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

	March 31,
	2009		2008
Contracts
Gross balance outstanding	$291,034,770		$270,053,583

Delinquencies

30 to 59 days	$8,737,694	3.00%	$6,747,067	2.50%
60 to 89 days	2,666,484	0.92%	1,798,287	0.66%
90 + days	848,608	0.29%	831,647	0.31%

Total delinquencies	$12,252,786	4.21%	$9,377,001	3.47%

Direct Loans
Gross balance outstanding	$6,890,705		$10,161,920

Delinquencies

30 to 59 days	$173,516	2.52%	$181,244	1.79%
60 to 89 days	49,780	0.72%	51,974	0.51%
90 + days	42,672	0.62%	58.065	0.57%

Total delinquencies	$265,968	3.86%	$291,283	2.87%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Contracts
Purchases	$30,614,559	$35,030,604	$113,327,259	$118,529,430
Weighted APR	24.08%	24.47%	24.06%	24.23%
Average discount	9.44%	8.66%	9.14%	8.32%
Weighted average term (months)	49	48	48	48
Average loan	$9,042	$9,187	$9,340	$9,315
Number of contracts	3,386	3,813	12,134	12,725

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